Exhibit 4.39

FIRST AMENDMENT
TO
DISTRIBUTION AGREEMENT

This First Amendment to Distribution Agreement is made as of this 6th day of August 2003 by and between Cardinal Health 414, Inc., a Delaware corporation formerly known as Syncor International Corporation (“Cardinal Health”), and Draximage, Inc., a Canadian corporation (“Draximage”), and amends that certain Distribution Agreement, dated July 12, 2000 (the “Agreement”), by and between Cardinal Health and Draximage. Initially capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

Cardinal Health and Draximage hereby agree to the following amendments to the Agreement:

1.             Section 2(A) of the Agreement is hereby amended to add the following second paragraph:

“Notwithstanding the foregoing, Draximage may distribute the Product to Independent Radiopharmacies in the Territory, subject to the provisions of Section 6A.”

2.             Section 4(B) of the Agreement is hereby amended to add the following second paragraph:

“In the event that Draximage sells the Product to an Independent Radiopharmacy as permitted under the second paragraph of Section 2, ***

3.             The following Section 6A is hereby added to the Agreement:

“6A. DRAXIMAGE SALES TO INDEPENDENT RADIOPHARMACIES.   In the event that Draximage sells the Product to an Independent Radiopharmacy as permitted under the second paragraph of Section 2, any such sale ***. In addition, for any such sale to an Independent Radiopharmacy, Draximage shall ***

Except as amended herein, all other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

CARDINAL HEALTH 414, INC.

By:	/s/ Gordon Troop
Name:	Gordon Troop
Title:	President, HPS

DRAXIMAGE, INC.

By:	/s/ Richard J. Flanagon
Name:	Richard J. Flanagon
Title:	President